Exhibit 99.1

Media Contact:	Investor Contact:
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

Webster Bank Promotes Joe Savage to President

John Ciulla Named Head of Commercial Banking

WATERBURY, Conn., December 19, 2013 – Webster Financial Corporation (NYSE: WBS), parent of Webster Bank, announced today that Joseph J. Savage has been promoted to president of the holding company and the bank and has been appointed to the board of directors of Webster Bank, effective January 1, 2014. In his new role, Savage, who was executive vice president and head of Commercial Banking, will oversee Webster’s Commercial Banking and Private Banking units as well as Human Resources and will continue to report to James C. Smith, chairman and CEO.

“This promotion recognizes Joe’s contributions toward building Commercial Banking into the fast-growing, high-performing business segment it is today,” Smith said. “In his 11 years at Webster, Joe and his team have grown Commercial Banking to the point that it now accounts for more than half of our total loan portfolio and half of Webster’s net income. Especially important is the culture Joe has helped to instill across the franchise… teams working together across business units delivering the totality of Webster to our clients.”

Prior to joining Webster in 2002 to lead the Commercial Banking, Savage was executive vice president and head of the Communications and Energy Banking Group for CoBank in Denver, Colo., from 1996 to 2002. Earlier in his career, he worked at The Bank of New York. Savage serves as a director of the MetroHartford Alliance, the Connecticut Technology Council, and the Travelers Championship Committee. He earned a bachelors degree from Manhattan College and an MBA at Seton Hall University.

Webster also announced the promotion of John Ciulla, executive vice president and head of Middle Market banking, to lead Commercial Banking, effective January 1, 2014.

Smith said, “John has served in a variety of roles with increasing responsibility, including as chief credit risk officer where he guided Webster’s credit risk management activities during the Great Recession. John also has served as chairman of the Sales Council since 2011, driving double-digit growth in cross-unit revenue.”

Ciulla joined Webster in 2004 and has served in a variety of management positions at the company, including chief credit risk officer and senior vice president, Commercial Banking, where he was responsible for several business units. Prior to joining Webster, Ciulla was managing director of The Bank of New York from 1997 to 2004. He practiced law in New York as an associate with McDermott Will & Emery from 1996 to 1997 and with Hughes Hubbard & Reed from 1994 to 1996. He serves on the board of the Connecticut Business & Industry Association and the Cardinal Sheehan Center in Bridgeport, Conn. Ciulla earned a bachelor’s degree in political science and history from Williams College, an MBA from the Columbia Business School, and a law degree from Fordham University School of Law.

*  *  *  *

About Webster

Webster Financial Corporation is the holding company for Webster Bank, N.A. With $21 billion in assets, Webster provides business and consumer banking, mortgages, private banking, trust and investment services through 169 banking offices; 309 ATMs; telephone banking; mobile banking; and the Internet. Webster Bank owns the asset based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com or follow us on LinkedIn http://linkedin.com/company/webster-bank and Twitter https://twitter.com/WebsterBank.